As filed with the U.S. Securities and Exchange Commission on June 23, 2025

Registration No. 333-286235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AirNet Technology Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of Registrant’s Name into English)	(I.R.S. Employer Identification No.)

Suite 301

No. 26 Dongzhimenwai Street

Chaoyang District, Beijing 100027

The People’s Republic of China

Tel: +86-10 8450-8818

(Address of principal executive offices, including zip code)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Tel: (212) 530-2208

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 23, 2025

15,555,600 Ordinary Shares,

offered by the Selling Shareholders

of

AirNet Technology Inc.

This prospectus relates to the offer and sale of up to an aggregate of 15,555,600 ordinary shares (the “Shares”), par value $0.04 per share (the “Ordinary Shares”), currently held by such Selling Shareholders of the Shares issued pursuant to that certain Securities Purchase Agreement (the “SPA”) entered into on February 19, 2025. The holders of the Shares are each referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.”

The Selling Shareholders may sell any or all of the shares on any stock exchange, market or trading facility on which the Shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. While we will bear all costs, expenses, and fees in connection with the registration of the Shares, we will not receive any of the proceeds from the sale of our shares by the Selling Shareholders.

Our Ordinary Shares are currently traded on the Nasdaq Stock Market under the symbol “ANTE”. On June 20, 2025, the closing price for our Ordinary Shares on Nasdaq was $0.68 per share.

As of June 20, 2025, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates was approximately $21.05 million, based on 22,393,167 outstanding Ordinary Shares held by non-affiliates, and a per share price of $0.94, which was the reported price on the NASDAQ Capital Market of our Ordinary Shares on May 14, 2025, 2025.

As used in this prospectus, “we,” “us,” “our company,” “our” or “AirNet” refers to AirNet Technology Inc., together as a group with its subsidiaries, and, in the context of describing the substantive operations and financial information relating to such operations of AirNet Technology Inc., its subsidiaries and the affiliated entities as a whole, refers to AirNet Technology Inc., its subsidiaries and the affiliated entities.

AirNet Technology Inc., our ultimate Cayman Islands holding company, does not have any substantive operations other than directly controlling (1) Yuehang Chuangyi Technology (Beijing) Co., Ltd. (“Chuangyi Technology”), our wholly-owned subsidiary in China that controls and holds the variable interest entities (the “VIEs”) and their respective subsidiaries (collectively, the “affiliated entities”) through certain contractual arrangements (commonly known as the “VIE structure”), which conduct our air travel media network business, and (2) Shenzhen Yuehang Information Technology Co., Ltd. and Xi’an Shengshi Dinghong Information Technology Co., Ltd., our wholly-owned subsidiaries in China that conduct our air travel media network business. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the PRC law restricts direct foreign investment in certain operating companies. Neither AirNet Technology Inc. nor Chuangyi Technology owns any equity interests in the affiliated entities. Our contractual arrangements with the VIEs and their respective shareholders are not equivalent of an investment in the equity interests of the VIEs, and investors may never hold equity interests in the Chinese operating companies, including the affiliated entities. Instead, we are regarded as the primary beneficiary of the VIEs and we consolidate the financial results of the affiliated entities under U.S. GAAP in light of the VIE structure. Investors in the Ordinary Shares are purchasing the equity securities of AirNet Technology Inc., the Cayman Islands holding company, rather than the equity securities of the affiliated entities. As used in this prospectus, “we,” “us,” “our company,” “our” or “AirNet” refers to AirNet Technology Inc., together as a group with its subsidiaries, and, in the context of describing the substantive operations and financial information relating to such operations of AirNet Technology Inc., its subsidiaries and the affiliated entities as a whole, refers to AirNet Technology Inc., its subsidiaries and the affiliated entities. The VIE structure involves unique risks to investors in our securities. It may not provide effective operational control over the affiliated entities and also faces risks and uncertainties associated with, among others, the interpretation and the application of the current and future PRC laws, rules and regulations to such contractual arrangements. As of the date of this prospectus, the agreements under the contractual arrangements among Chuangyi Technology, the VIEs and their respective shareholders have not been tested in a court of law. If the PRC regulatory authorities find these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, rules and regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs or forfeit our rights under the contractual arrangements. The PRC regulatory authorities could disallow the VIE structure at any time in the future, which would cause a material adverse change in our operations and cause the value of our securities you invested in to significantly decline or become worthless.

We face various legal and operational risks and uncertainties related to doing business in China as we, through our PRC subsidiaries and the affiliated entities, conduct our operations in China. We are subject to complex and evolving laws and regulations in China. Moreover, the PRC government authorities have strengthened the oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, including the implementation of new regulations for filing-based administration of overseas offering and listing, cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For example, we face risks associated with the relevant requirements under the filing-based administration for overseas offering and listing and enhanced oversight on cybersecurity and data privacy, which may impact our ability to conduct certain business, accept foreign investments, or conduct offerings on a U.S. or other foreign stock exchange. These risks could result in a material adverse change in our operations and the value of the Ordinary Shares, significantly limit or hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless.

In particular, on February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (1) companies incorporated in the PRC, or PRC domestic companies, directly and (2) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Trial Measures requires (i) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (ii) the filing of their underwriters or placement agents with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.

According to the Notice on the Administrative Arrangements for the Filing of Overseas Securities Offering and Listing by Domestic Enterprises (the “Notice on Overseas Listing Measures”) published by the CSRC on February 17, 2023, issuers that had already been listed in an overseas market by March 31, 2023, the date the Trial Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Trial Measures when it subsequently seeks to conduct a follow-on offering. Therefore, we are required to go through filing procedures with the CSRC within three working days after the completion of an offering we make pursuant to this prospectus or any accompanying prospectus supplement and for our future offerings of our securities in an overseas market, including Nasdaq, under the Trial Measures. Other than the CSRC filing procedure we are required to make within three working days after each completion of the follow-on offerings we make since February 17, 2023, we, our subsidiaries and the affiliated entities, as advised our PRC legal counsel, Beijing DOCVIT Law Firm, (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, the Cyberspace Administration of China, or any PRC government authority, under current PRC laws, regulations and rules in connection with a potential offering made pursuant to this prospectus or any accompanying prospectus supplement as of the date of this prospectus.

We are subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, as amended (the “HFCAA”). Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-Identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, the Ordinary Shares will be delisted from Nasdaq Capital Market, and our securities will not be permitted for trading over the counter in the United States under the HFCAA and related regulations.

Cash may be transferred among AirNet Technology Inc., Chuangyi Technology and the affiliated entities, in the following manners: (1) funds may be transferred to Chuangyi Technology from AirNet Technology Inc. as needed through its subsidiaries in Hong Kong and the British Virgin Islands in the form of capital contribution or shareholder loans; (2) funds may be paid by the VIEs to Chuangyi Technology as service fees according to the contractual arrangements; (3) dividends or other distributions may be paid by Chuangyi Technology to AirNet Technology Inc. through its subsidiaries in Hong Kong and the British Virgin Islands; and (4) Chuangyi Technology and the VIEs may lend to and borrow from each other from time to time for business operation purposes.

As of the date of this prospectus, AirNet Technology Inc. and its subsidiaries received RMB18.3 million, RMB5.5 million and RMB1.1 million (US$0.2 million) from the consolidated affiliated entities in 2022, 2023 and 2024, respectively, which included cash advances and service fees made by the consolidated affiliated entities to us for daily operations. The consolidated affiliated entities received RMB9.8 million, RMB2.9 million and RMB52,000 (US$7,100) from AirNet Technology Inc. and its subsidiaries in 2022, 2023 and 2024, respectively, which included the repayment of aforementioned cash advances for daily operations. Except as disclosed above, in 2022, 2023 and 2024, there was no other cash transfer among AirNet Technology Inc., its subsidiaries and the consolidated affiliated entities, and there were no material asset transfers other than cash transfers within our organization. For details, see “Prospectus Summary — Implications of Being a Company with the Holding Company Structure and the VIE Structure — Cash and asset flows through our organization” and “Prospectus Summary — Financial Information Relating to the Affiliated Entities.” We expect to continue to distribute earnings and settle the service fees owed under the contractual arrangements at the request of Chuangyi Technology and based on our business needs, and we do not expect to declare dividends in the foreseeable future. We currently have not maintained any cash management policies that specifically dictate how funds shall be transferred among AirNet Technology Inc., the subsidiaries of AirNet Technology Inc. (including Chuangyi Technology), the affiliated entities and investors. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations. See “Prospectus Summary — Dividend Distribution and Taxation.”

To the extent our cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of AirNet Technology Inc., its subsidiaries or the affiliated entities to transfer cash or assets. The PRC government imposes controls on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between AirNet Technology Inc., its subsidiaries, the affiliated entities or the investors. Under PRC laws and regulations, Chuangyi Technology and the affiliated entities are subject to certain foreign exchange restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by Chuangyi Technology out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of Chuangyi Technology and the net assets of the VIEs in which we have no legal ownership. While between AirNet Technology Inc. and its Hong Kong subsidiary, there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future are to become applicable to the Hong Kong subsidiaries in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on AirNet Technology Inc., its subsidiaries or the affiliated entities to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

Investing in our securities involves risks. See “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated ___, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. Under this registration process, the selling shareholders may from time to time sell up to 15,555,600 restricted Ordinary Shares in one or more offerings. This prospectus provides you with a general description of the securities that our selling shareholders may offer. Specific information about the offering may also be included in a prospectus supplement, which may update or change information included in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling shareholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling shareholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling shareholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Certain Defined Terms and Conventions

Unless otherwise indicated, references in this prospectus to:

●	“AirNet Online” refers to Yuehang Sunshine Network Technology Group Co., Ltd.;

ii

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

●	“Chuangyi Technology” refers to Yuehang Chuangyi Technology (Beijing) Co., Ltd., our wholly owned subsidiary in China;

●	“Iwangfan” refers to Wangfan Tianxia Network Technology Co., Ltd.;

●	“Linghang Shengshi” refers to Beijing Linghang Shengshi Advertising Co., Ltd.;

●	“ordinary shares” refers to our ordinary shares, par value US$0.04 per share;

●	“Renminbi” or “RMB” refers to the legal currency of China;

●	“VIEs” means the variable interest entities that AirNet Technology Inc. controls and consolidates through contractual arrangements, including AirNet Online, Linghang Shengshi and Iwangfan, and “affiliated entities” refers to, collectively, the VIEs and their respective subsidiaries;

●	“we,” “us,” “our company,” “our” or “AirNet” refers to AirNet Technology Inc., a Cayman Islands exempted company with limited liability, its subsidiaries and the consolidated affiliated entities, as the context requires;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

●	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, any prospectus supplement, and the documents we incorporate by reference contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, any prospectus supplement, and the documents we incorporate by reference may also contain forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. All forward-looking statements address matters that involve risks and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements, and prospects to differ materially from the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. You should also carefully consider the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

iii

PROSPECTUS SUMMARY

Our Business

We conduct our air travel media network business operations primarily by the VIEs and their respective subsidiaries.

Driven by innovation, we have gradually reinvented ourselves and shaped our core competitiveness in providing in-flight solutions to connectivity, entertainment, and digital multimedia in China. Collaborating with our partners, we provide Chinese airlines with seamless and immersive internet connections through a network of satellites and land-based beacons, furnish airline travelers with interactive entertainment and coverage of breaking news, and provide corporate clients with advertisements tailored to the changing perceptions of the travelers.

Collaborating with China Unicom, we are licensed to provide in-flight connectivity over the internet. Furthermore, backed by our partners’ next-generation satellite communications hardware, we are able to provide airline travelers with a seamless and immersive internet connection delivering the same experience as it would have been otherwise on the ground. Moreover, our strategic partnership with China Eastern Airlines Media Co., Ltd. enables us to deliver multimedia contents to travelers on airplanes operated by China Eastern Airlines through a mobile app.

In addition to our active endeavors in in-flight connectivity, we maintain a wide range of in-flight entertainment and advertising contents. As of September 30, 2024, we had access to in-flight entertainment and advertising contents including exclusive in-flight copyrights to over 65% of movies previously shown in domestic theaters, more than 900 archived films, and thousands of hours of multimedia programs of entertainment nature covering a variety of topics such as sports, comedies, local attractions, reality shows, commentaries, documentaries. As of September 30, 2024, we were engaged to provide copyrighted entertainment contents to more than 12 airlines. Furthermore, we are engaged by hundreds of corporate clients to provide advertising contents across different in-flight entertainment systems. Built upon our experiences, we are capable of developing entertainment contents independently and producing advertising contents tailored to the needs of corporate clients.

Our products and services combine in-flight connectivity and entertainment. To further grow our business, we are committed to take full advantage of our partnership with China Unicom and partners to improve travelers’ experience when they connect to the internet en route of their travel. Meanwhile, we are devoted to maintaining a versatile collection of entertainment contents covering a variety of aspects of lifestyles attracting traveling consumers. We are also satisfying the advertising needs of corporate clients through our influence on travelling consumers.

Recent Developments

Entry into and subsequent termination of Share Purchase Agreements

On June 27, 2024, the Company entered into a share purchase agreement (the “Purchase Agreement”) with Capital Vista Ltd (the “Purchaser”), pursuant to which the Company agreed to issue and sell, and the Purchaser agreed to subscribe and purchase, in a registered direct offering, an aggregate of 4,000,000 ordinary shares of the Company, par value US$0.04 per share, at a purchase price of US$0.5 per share for aggregate gross proceeds to the Company of US$2.0 million.

On July 3, 2024, the previously announced share purchase agreement dated June 27, 2024, between the Company and Capital Vista Ltd and the related registered direct offering of 4,000,000 ordinary shares of the Company, par value US$0.04 per share, were terminated by mutual agreement.

On January 13, 2025, the Company entered into a share purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell, and the Purchasers agreed to subscribe and purchase, an aggregate of 15,070,000 ordinary shares of the Company, par value US$0.04 per share, at a purchase price of US$0.4675 per share for aggregate gross proceeds to the Company of US$7.0 million.

Pursuant to Section 6(l) of the Purchase Agreement, the Purchase Agreement could be terminated by the Company by written notice to the Purchasers (“Termination Notice”) if the closing of the Offering had not been consummated on or before the tenth (10th) day following the execution of the Purchase Agreement. Once terminated, the Purchase Agreement shall become void and there shall be no liability or obligation on the part of any party to the Purchase Agreement, subject to certain exceptions set forth in the Purchase Agreement.

On February 13, 2025, the Company sent out the Termination Notice to the Purchasers, and the Offering had been terminated.

Termination of Deposit Agreement

As previously disclosed, the Company terminated the amended and restated Deposit Agreement (the “Deposit Agreement”) dated March 29, 2019, as amended, by and among the Company, JPMorgan Chase Bank N.A. (the “Depositary”), and the holders of American depositary shares (the “ADSs”) from time to time, effective May 30, 2025.

The Depositary of the Company’s American depositary receipts (the “ADRs”), distributed to all holders and beneficial owners of the Company’s ADRs a notification regarding the termination of ADR facility for the Company’s ADSs pursuant to the Deposit Agreement. The effective date of the termination of the Deposit Agreement is May 30, 2025 (the “Effective Date”). On the Effective Date, holders of ADSs had their ADSs automatically cancelled and received the corresponding underlying ordinary shares, par value $0.04 per share (“Ordinary Shares”) at a rate of one (1) Ordinary Share for each ADS cancelled (the “Mandatory Exchange”).

Following the Mandatory Exchange, the Ordinary Shares are now trading directly on the Nasdaq Capital Market under the current trading symbol “ANTE”.

Business Overview

We conduct our air travel media network business operations primarily by the VIEs and their respective subsidiaries.

Driven by innovation, we have gradually reinvented ourselves and shaped our core competitiveness in providing in-flight solutions to connectivity, entertainment, and digital multimedia in China. Collaborating with our partners, we provide Chinese airlines with seamless and immersive internet connections through a network of satellites and land-based beacons, furnish airline travelers with interactive entertainment and coverage of breaking news, and provide corporate clients with advertisements tailored to the changing perceptions of the travelers.

Collaborating with China Unicom, we are licensed to provide in-flight connectivity over the internet. Furthermore, backed by our partners’ next-generation satellite communications hardware, we are able to provide airline travelers with a seamless and immersive internet connection delivering the same experience as it would have been otherwise on the ground. Moreover, our strategic partnership with China Eastern Airlines Media Co., Ltd. enables us to deliver multimedia contents to travelers on airplanes operated by China Eastern Airlines through a mobile app.

In addition to our active endeavors in in-flight connectivity, we maintain a wide range of in-flight entertainment and advertising contents. As of March 31, 2024, we had access to in-flight entertainment and advertising contents including exclusive in-flight copyrights to over 65% of movies previously shown in domestic theaters, more than 900 archived films, and thousands of hours of multimedia programs of entertainment nature covering a variety of topics such as sports, comedies, local attractions, reality shows, commentaries, documentaries. As of March 31, 2024, we were engaged to provide copyrighted entertainment contents to more than 12 airlines. Furthermore, we are engaged by hundreds of corporate clients to provide advertising contents across different in-flight entertainment systems. Built upon our experiences, we are capable of developing entertainment contents independently and producing advertising contents tailored to the needs of corporate clients.

Our products and services combine in-flight connectivity and entertainment. To further grow our business, we are committed to take full advantage of our partnership with China Unicom and partners to improve travelers’ experience when they connect to the internet en route of their travel. Meanwhile, we are devoted to maintaining a versatile collection of entertainment contents covering a variety of aspects of lifestyles attracting traveling consumers. We are also satisfying the advertising needs of corporate clients through our influence on travelling consumers.

Risks and Challenges

Investing in our securities, including the Ordinary Shares, entails a significant level of risk. Before investing in our securities, you should carefully consider the risks and uncertainties summarized below in addition to all of the other information in this prospectus and documents that are incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference. The occurrence of one or more of the events or circumstances described under the heading “Item 3. Key Information — D. Risk Factors” in our most recently filed annual report on Form 20-F, alone or in combination with other events or circumstances, may adversely affect our business, results of operations and financial condition. Such risks include, but are not limited to:

Risks Related to Our Business

●	We incurred net losses in the past and we may incur losses in the future. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business — We incurred net losses in the past and we may incur losses in the future” in our annual report on Form 20-F for the year ended December 31, 2024 (the “2024 20-F”);

●	We have a limited operating history in various business lines, which may make it difficult for you to evaluate our business and prospects. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business — We have a limited operating history in various business lines, which may make it difficult for you to evaluate our business and prospects” in the 2024 20-F;

●	The termination of our cryptocurrency mining business could adversely affect our business, results of operations and financial condition. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business — The termination of our cryptocurrency mining business could adversely affect our business, results of operations and financial condition” in the 2024 20-F;

●	If advertisers or the viewing public do not accept, or lose interest in, our air travel media network, we may be unable to generate sufficient cash flow from our operating activities and our business and results of operations could be materially and adversely affected. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business — If advertisers or the viewing public do not accept, or lose interest in, our air travel media network, we may be unable to generate sufficient cash flow from our operating activities and our business and results of operations could be materially and adversely affected” in the 2024 20-F; and

●	If we do not succeed in launching our in-flight business, our future results of operations and growth prospects may be materially and adversely affected. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business — If we do not succeed in launching our in-flight business, our future results of operations and growth prospects may be materially and adversely affected” in the 2024 20-F.

Risks Related to Our Corporate Structure

●	If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment, our business could be materially and adversely affected. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment, our business could be materially and adversely affected” in the 2024 20-F;

●	Because some of the shareholders of the VIEs in China are our directors and officers, their fiduciary duties to us may conflict with their respective roles in the VIEs, and their interest may not be aligned with the interests of our unaffiliated public security holders. If any of the shareholders of the VIEs fails to act in the best interests of our company or our shareholders, our business and results of operations may be materially and adversely affected. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure — Because some of the shareholders of the VIEs in China are our directors and officers, their fiduciary duties to us may conflict with their respective roles in the VIEs, and their interest may not be aligned with the interests of our unaffiliated public security holders. If any of the shareholders of the VIEs fails to act in the best interests of our company or our shareholders, our business and results of operations may be materially and adversely affected” in the 2024 20-F;

●	We rely on contractual arrangements with the VIEs and their shareholders for a substantial portion of our China operations, which may not be as effective as direct ownership in providing operational control. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with the VIEs and their shareholders for a substantial portion of our China operations, which may not be as effective as direct ownership in providing operational control” in the 2024 20-F; and

●	We have not registered the pledge of equity interest by certain shareholder of the consolidated affiliated entities with the relevant authority, and we may not be able to enforce the equity pledge against any third parties who acquire the equity interests in good faith in the relevant consolidated affiliated entities before the pledge is registered. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure — We have not registered the pledge of equity interest by certain shareholder of the consolidated affiliated entities with the relevant authority, and we may not be able to enforce the equity pledge against any third parties who acquire the equity interests in good faith in the relevant consolidated affiliated entities before the pledge is registered” in the 2024 20-F.

Risks Related to Doing Business in China

●	Adverse changes in the political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and have a material adverse effect on our competitive position. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Adverse changes in the political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and have a material adverse effect on our competitive position” in the 2024 20-F;

●	Uncertainties with respect to the PRC legal system could limit the legal protections available to us or result in substantial costs and the diversion of resources and management attention. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could limit the legal protections available to us or result in substantial costs and the diversion of resources and management attention” in the 2024 20-F;

●	Any actions by the Chinese government, including any decision to intervene or influence the operations of our subsidiaries and the consolidated affiliated entities, or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of these entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Any actions by the Chinese government, including any decision to intervene or influence the operations of our subsidiaries and the consolidated affiliated entities, or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of these entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” in the 2024 20-F; and

●	A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, financial condition, results of operations and prospects. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, financial condition, results of operations and prospects” in the 2024 20-F.

Risks Related to the Market for Our Ordinary Shares

●	The trading price of our Ordinary Shares has been and may continue to be volatile. See “Item 3. Key Information — D. Risk Factors — Risks Related to the Market for Our Ordinary Shares — The trading price of our Ordinary Shares has been and may continue to be volatile” in the 2024 20-F; and

●	If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our Ordinary Shares and make obtaining future debt or equity financing more difficult for us. See “Item 3. Key Information — D. Risk Factors — Risks Related to the Market for Our Ordinary Shares — If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our Ordinary Shares and make obtaining future debt or equity financing more difficult for us” in the 2024 20-F.

Implications of Being a Company with the Holding Company Structure and the VIE Structure

AirNet Technology Inc., our ultimate Cayman Islands holding company, does not have any substantive operations. We carry out our air travel media network business through Chuangyi Technology, our wholly owned subsidiary in China, and its contractual arrangements, commonly known as the VIE structure, with the VIEs based in China, due to the PRC regulatory restrictions on direct foreign investment in advertising services companies. We also carry out our air travel media network business through Shenzhen Yuehang Information Technology Co., Ltd. and Xi’an Shengshi Dinghong Information Technology Co., Ltd., our wholly owned subsidiaries in China. Investors in the Ordinary Shares are purchasing the equity securities of AirNet Technology Inc., the Cayman Islands holding company, rather than the equity securities of the affiliated entities. The following diagram illustrates our principal subsidiaries, the VIEs and the VIEs’ respective subsidiaries as of the date of this prospectus.

(1) AirNet Online is owned as to owned as to 80.0%, 15.0% and 5.0% by Man Guo, Qing Xu, and Tao Hong, respectively.

(2) In December 2016, AirNet Online and an individual signed concurrently an equity transfer agreement and an entrusted equity holding agreement, pursuant to which AirNet Online transferred 100% equity interests in Beijing Yuehang Digital Media Advertising Co., Ltd. (“Beijing Yuehang”) to the individual and entrusted the individual to act as the nominee shareholder of the foregoing equity interests.

In December 2017, the individual and a third-party company signed an equity transfer agreement, pursuant to which the individual transferred 15% equity interests in Beijing Yuehang to the third-party company, and AirNet Online signed another entrusted equity holding agreement with the third-party company, pursuant to which AirNet Online entrusted the third-party company to act as the nominee shareholder of the foregoing equity interests. The entrusted equity holding agreement with this third-party company terminates upon the earlier of (i) three years from the date of the entrusted equity holding agreement or (ii) the transfer of all entrusted equity by AirNet Online to AirNet Online itself or a third party designated by AirNet Online.

In September 2019, the individual and another individual signed an equity transfer agreement, pursuant to which the individual transferred 85% equity interests in Beijing Yuehang to the other individual, and AirNet Online signed another entrusted equity holding agreement with the other individual, pursuant to which AirNet Online entrusted the other individual to act as the nominee shareholder of the foregoing equity interest. The entrusted equity holding agreement with this individual terminates upon the earlier of (i) one years from the date of the entrusted equity holding agreement or (ii) the transfer of all entrusted equity by AirNet Online to AirNet Online itself or a third party designated by AirNet Online.

In September 2020, Beijing Yuehang and another third-party company signed a capital increase agreement, pursuant to which the other third-party company subscribe 1.6103% equity interests in Beijing Yuehang.

In August 2021, the individual and another individual signed an equity transfer agreement, pursuant to which the individual transferred 5.0002% equity interests in Beijing Yuehang to the other individual, and AirNet Online signed another entrusted equity holding agreement with the other individual, pursuant to which AirNet Online entrusted the other individual to act as the nominee shareholder of the foregoing equity interest. The entrusted equity holding agreement with this individual terminates upon the earlier of (i) two years from the date of the entrusted equity holding agreement or (ii) the transfer of all entrusted equity by AirNet Online to AirNet Online itself or a third party designated by AirNet Online.

Therefore, AirNet Online as the actual major investor in Beijing Yuehang holds actual controlling shareholder rights and receives benefits from the investment in Beijing Yuehang.

(3) Iwangfan is owned as to 90.0% and 10.0% by Man Guo and Lin Wang, respectively. Tao Hong divested all his equity interests in Iwangfan in December 2021. AirNet Online signed an entrusted equity holding agreement with Lin Wang, pursuant to which AirNet Online entrusted Lin Wang to act as the nominee shareholder of the foregoing equity interests. The entrusted equity holding agreement with this individual terminates upon the earlier of (i) two years from the date of the entrusted equity holding agreement or (ii) the transfer of all entrusted equity by AirNet Online to AirNet Online itself or a third party designated by AirNet Online.

(4) Linghang Shengshi is owned as to 86.9193%, 12.9954% and 0.0852% by Herman Man Guo, Qing Xu and Xiao Ya Zhang, respectively.

The VIE structure was established through a series of agreements entered into among Chuangyi Technology, the VIEs and each of their existing shareholders (except Lin Wang), comprising technology support and service agreements, technology development agreements, exclusive technology consultation and service agreement, call option agreements, equity pledge agreements and authorization letters. The contractual arrangements allow us to (1) be considered as the primary beneficiary of the VIEs for accounting purposes and consolidate the financial results of the VIEs, (2) receive substantially all of the economic benefits of the VIEs, (3) have the pledge right over the equity interests in the VIEs as the pledgee, and (4) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law.

However, neither AirNet Technology Inc. nor Chuangyi Technology owns any equity interests in the affiliated entities. Our contractual arrangements with the VIEs and their respective shareholders are not equivalent of an investment in the equity interests of the VIEs, and investors may never hold equity interests in the Chinese operating companies, including the affiliated entities. Instead, we are regarded as the primary beneficiary of the VIEs and we consolidate the financial results of the affiliated entities under U.S. GAAP in light of the VIE structure.

The VIE structure involves unique risks to investors in our securities. It may be less effective than direct ownership in providing us with operational control over the affiliated entities, and we may incur substantial costs to enforce the terms of the arrangements. For example, the VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of the VIEs in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIEs in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIEs and their shareholders of their obligations under the contracts to direct the VIEs’ activities. The shareholders of the VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system.

We may face challenges in enforcing the contractual arrangements due to jurisdictional and legal limitations. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules, and regulations regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with the VIEs and their shareholders through Chuangyi Technology. As of the date of this prospectus, the agreements under the contractual arrangements among Chuangyi Technology, the VIEs and their respective shareholders have not been tested in a court of law. It is uncertain whether any new PRC laws or regulations relating to VIE structure will be adopted or, if adopted, what they would provide. If we or the VIEs are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required licenses, permits, registrations or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. The PRC regulatory authorities could disallow the VIE structure at any time in the future. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties and may incur substantial costs to enforce the terms of the arrangements, or be forced to relinquish our interests in those operations. Our Cayman Islands holding company, our subsidiaries, the affiliated entities, and investors in our securities (including the Ordinary Shares) face uncertainty with respect to potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of our company and the affiliated entities as a whole.

Revenues contributed by the affiliated entities accounted for a substantial portion of our total revenues in 2022, 2023 and 2024. For a condensed consolidation schedule depicting the results of operations, financial position and cash flows for us, Chuangyi Technology, and the affiliated entities during 2022, 2023 and 2024, see “— Financial Information Relating to the Affiliated Entities.” For details of the permissions and licenses required for operating our business in China and the related limitations, see “— Permissions or Approvals Required from the PRC Authorities.”

Cash and asset flows through our organization

In light of our holding company structure and the VIE structure, our ability to pay dividends to the shareholders, and to service any debt we may incur may highly depend upon dividends paid by Chuangyi Technology to us and service fees paid by the VIEs to Chuangyi Technology, despite that we may obtain financing at the holding company level through other methods. For example, if any of Chuangyi Technology or the VIEs incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us and our shareholders, as well as the ability to settle amounts owed under the contractual arrangements. As of the date of this prospectus, none of AirNet Technology Inc., Chuangyi Technology or the affiliated entities has paid any dividends or made any distributions to their respective shareholders, including any U.S. investors. In 2022, 2023 and 2024, the total amount of the service fees that the VIEs paid to Chuangyi Technology under the contractual arrangements was nil. We expect to continue to distribute earnings and settle the service fees owed under the contractual arrangements at the request of Chuangyi Technology and based on our business needs, and we do not expect to declare dividends in the foreseeable future. We currently have not maintained any cash management policies that specifically dictate how funds shall be transferred among AirNet Technology Inc., the subsidiaries of AirNet Technology Inc. (including Chuangyi Technology), the affiliated entities and investors. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations.

Under PRC laws and regulations, Chuangyi Technology is permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, Chuangyi Technology and the VIEs are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Remittance of dividends by Chuangyi Technology out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-in capital and the statutory reserve funds of Chuangyi Technology and the net assets of the VIEs in which we have no legal ownership. In addition, while between AirNet Technology Inc. and its Hong Kong subsidiaries, there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future are to become applicable to the Hong Kong subsidiaries in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on AirNet Technology Inc., its subsidiaries, or the affiliated entities to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong.

Under PRC laws and regulations, we, the Cayman Islands holding company, may fund Chuangyi Technology only through capital contribution or shareholder loans, and fund the VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements. AirNet Technology Inc. and its subsidiaries received RMB18.3 million, RMB5.5 million and RMB1.1 million (US$0.2 million) from the consolidated affiliated entities in 2022, 2023 and 2024, respectively, which included cash advances and service fees made by the consolidated affiliated entities to us for daily operations. The consolidated affiliated entities received RMB9.8 million, RMB2.9 million and RMB52,000 (US$7,100) from AirNet Technology Inc. and its subsidiaries in 2022, 2023 and 2024, respectively, which included the repayment of aforementioned cash advances for daily operations. Except as disclosed above, in 2022, 2023 and 2024, there was no other cash transfer among AirNet Technology Inc., its subsidiaries and the consolidated affiliated entities, and there were no material asset transfers other than cash transfers within our organization.

Dividend Distribution and Taxation

As of the date of this prospectus, none of AirNet Technology Inc., Chuangyi Technology or the affiliated entities has paid any dividends or made any distributions to their respective shareholders, including any U.S. investors, nor do we have any present plan to pay any cash dividends on the Ordinary Shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Subject to the “passive foreign investment company” rules, the gross amount of any distribution that we make to a U.S. holder with respect to the Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. In addition, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax.

Permissions or Approvals Required from the PRC Authorities

Permission required for our operations

We currently conduct our air travel media network business operations in China by Chuangyi Technology and its contractual arrangements with the affiliated entities. Our operations in China are governed by PRC laws and regulations. We and the VIEs are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate our business. As of the date of this prospectus, as advised by our PRC legal counsel, Beijing DOCVIT Law Firm, we and the VIEs have obtained the licenses, permits and approvals from the PRC government authorities necessary for our business operations, advising services business, in China, including, among others, a business license which specifically includes within its scope the operation of an advertising business.

Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings, or approvals for our business operations in the future. We cannot assure you that we or the VIEs will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we or the VIEs may also inadvertently conclude that such permissions or approvals are not required. Any lack of or failure to maintain requisite licenses, permits or approvals applicable to us or the VIEs may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of our securities to significantly decline or become worthless.

Potential CAC and CSRC approval required for offerings under this prospectus

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, on January 4, 2022, the Cyberspace Administration of China (the “CAC”) and several other PRC government authorities jointly announced the adoption of the Cybersecurity Review Measures, which became effective on February 15, 2022 and provides that network platform operators possessing personal information of more than one million individual users must undergo a cybersecurity review by the CAC when they seek to have their securities listed on a foreign stock exchange. Furthermore, the Standing Committee of the National People’s Congress passed the Personal Information Protection Law of the PRC (the “PIPL”), which became effective on November 1, 2021, requires such operators to obtain consent of the user prior to any cross-border transfer of personal information, as well as the satisfaction of at least one of the following conditions: (1) a security assessment organized by competent cybersecurity authorities has been passed; (2) certification of personal information protection from a specialized institution in accordance with the provisions issued by competent cybersecurity authorities has been passed; (3) a model standard contract about both parties’ rights and obligations formulated by competent cybersecurity authorities with the overseas recipient has been entered into; or (4) any other condition prescribed by laws, administrative regulations or by competent cybersecurity authorities has been satisfied. These policies and any related implementation rules to be enacted may subject us to additional compliance requirement. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions, and the interpretation and implementation of these opinions remain unclear at this stage. Moreover, the M&A Rules requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. The PRC government also exerts more control over offerings conducted overseas and foreign investment in China-based issuers. In particular, on February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (1) companies incorporated in the PRC, or PRC domestic companies, directly and (2) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Trial Measures requires (i) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (ii) the filing of their underwriters or placement agents with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. On the same day, the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”) promulgated by the CSRC came into effect. Confidentiality and Archives Administration Provisions stipulate that the PRC companies seeking overseas offerings and listings, either directly or indirectly, as well as securities firms and securities service providers (both the PRC and overseas) involved in relevant businesses, must not disclose any state secrets or confidential information of government agencies, nor harm national security and public interests. Additionally, if a domestic company provides accounting archives or copies of such archives to any entities, including securities firms, securities service providers, overseas regulators, and individuals, it must comply with due procedures in accordance with applicable regulations. We believe that offerings under this prospectus or any accompanying prospectus supplement do not involve the disclosure of any state secret or confidential information of government agencies, nor does it harm national security and public interests. However, we may need to perform additional procedures concerning the provision of accounting archives. The specific requirements of these procedures are currently unclear, and we cannot guarantee our ability to execute them.

According to the Notice on the Administrative Arrangements for the Filing of Overseas Securities Offering and Listing by Domestic Enterprises (the “Notice on Overseas Listing Measures”) published by the CSRC on February 17, 2023, issuers that had already been listed in an overseas market by March 31, 2023, the date the Trial Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Trial Measures when it subsequently seeks to conduct a follow-on offering. Therefore, we are required to go through filing procedures with the CSRC within three working days after the completion of an offering we make pursuant to this prospectus or any accompanying prospectus supplement and for our future offerings of our securities in an overseas market, including Nasdaq, under the Trial Measures. Other than the CSRC filing procedure we are required to make within three working days after each completion of the follow-on offerings we make since February 17, 2023, we, our PRC subsidiaries and the affiliated entities, as advised our PRC legal counsel, Beijing DOCVIT Law Firm, (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, CAC, or any PRC government authority, under current PRC laws, regulations and rules in connection with a potential offering made pursuant to this prospectus or any accompanying prospectus supplement as of the date of this prospectus.

The Holding Foreign Companies Accountable Act

Pursuant to the Holding Foreign Companies Accountable Act, as amended (the “HFCAA”) and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-Identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong.

On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021, determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, the Ordinary Shares will be delisted from Nasdaq Capital Market, and our securities will not be permitted for trading over the counter in the United States under the HFCAA and related regulations.

Corporate Information

Our principal executive offices are located at Suite 301, No. 26 Dongzhimenwai Street, Chaoyang District, Beijing 100027, People’s Republic of China. Our telephone number at this address is +86-10 8450-8818. Our registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Financial Information Relating to the Affiliated Entities

The following tables present the consolidating schedule of financial information relating to AirNet Technology Inc., or the Parent, affiliated entities and non-VIE consolidated entities as of and for the years ended December 31, 2022, and 2023 and 2024.

Selected consolidated statements of operations data

	Year ended December 31, 2022
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Net revenues	—	2,867	1	—	—	2,868
Cost of revenues	—	3,194	1	2,028	—	5,223
Gross loss	—	(327)	—	(2,028)	—	(2,355)
Operating expenses	1,231	5,749	455	4,289	—	11,724
Operating loss	(1,231)	(6,076)	(455)	(6,317)	—	(14,079)
Other income (expenses)	41	3,611	60	(1,927)	—	1,785
Income tax expenses	—	(17)	—	—	—	(17)
Non-controlling interests	—	(1,024)	—	—	—	(1,024)
Loss from subsidiaries	(12,145)	—	—	(3,901)	16,046	—
Service loss from VIEs	—	—	(3,506)	—	3,506	—
Net loss attributable to AirNet Technology Inc.	(13,335)	(3,506)	(3,901)	(12,145)	19,552	(13,335)

	Year ended December 31, 2023
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Net revenues	—	845	—	13	—	858
Cost of revenues	—	1,376	—	—	—	1,376
Gross loss	—	(531)	—	13	—	(518)
Operating expenses	531	1,924	870	212	—	3,537
Operating loss	(531)	(2,455)	(870)	(199)	—	(4,055)
Other income (expense)	8	5,009	(186)	(969)	—	3,862
Income tax expenses	—	(1)	—	—	—	(1)
Non-controlling interests	—	(380)	—	—	—	(380)
(Loss) income from subsidiaries	(51)	—	—	1,117	(1,066)	—
Service income from VIEs	—	—	2,173	—	(2,173)	—
Net (loss) income attributable to AirNet Technology Inc.	(574)	2,173	1,117	(51)	(3,239)	(574)

	Year ended December 31, 2024
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Net revenues	—	343	—	—	—	343
Cost of revenues	—	306	—	—	—	306
Gross profit	—	37	—	—	—	37
Operating expenses	1,759	4,923	135	—	—	6,817
Operating loss	(1,759)	(4,886)	(135)	—	—	(6,780)
Other (expenses) income	(567)	(6,338)	37	—	—	(6,868)
Non-controlling interests	—	(3)	—	—	—	(3)
Loss from subsidiaries	(11,325)	—	—	(11,325)	22,650	—
Service loss from VIEs	—	—	(11,227)	—	11,227	—
Net loss attributable to AirNet Technology Inc.	(13,651)	(11,227)	(11,325)	(11,325)	33,877	(13,651)

Selected consolidated balance sheets data

	As of December 31, 2023
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Due from Parent	—	520	189	3,512	(4,221)	—
Due from other subsidiaries	13,039	1,971	13,539	—	(28,549)	—
Due from WFOEs	—	17,144	—	14,551	(31,695)	—
Due from VIEs	938	—	227,706	186	(228,830)	—
Other current assets	110	21,031	837	7,937	—	29,915
Investments in subsidiaries	2,319	—	—	89,439	(91,758)	—
Other non-current assets	—	42,036	223	—	—	42,259
Total assets	16,406	82,702	242,494	115,625	(385,053)	72,174
Due to Parent	—	938	—	15,358	(16,296)	—
Due to other subsidiaries	3,512	186	14,551	—	(18,249)	—
Due to WFOEs	189	227,706	—	13,539	(241,434)	—
Due to VIEs	520	—	17,144	1,971	(19,635)	—
Other current liabilities	336	248	1,397	82,438	—	84,419
Service fees payable due to VIEs	—	—	122,282	—	(122,282)	—
Other non-current liabilities	—	8,842	—	—	—	8,842
Total liabilities	4,557	237,920	155,374	113,306	(417,896)	93,261
Total AirNet Technology Inc.’s shareholders’ equity	11,849	(122,282)	87,120	2,319	32,843	11,849
Non-controlling interests	—	(32,936)	—	—	—	(32,936)
Total liabilities and equity	16,406	82,702	242,494	115,625	(385,053)	72,174

	As of December 31, 2024
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Due from Parent	—	24,876	189	3,512	(28,577)	—
Due from other subsidiaries	22,887	1,971	4,946	—	(29,804)	—
Due from WFOEs	—	16,676	—	14,551	(31,227)	—
Due from VIEs	937	—	196,928	186	(198,051)	—
Other current assets	4,113	5,071	33,507	12,758	(29,494)	25,955
Investments in subsidiaries	—	—	217	—	(217)	—
Other non-current assets	24,278	9,986	1	—	—	34,265
Total assets	52,215	58,580	235,788	31,007	(317,370)	60,220
Due to Parent	—	937	—	22,887	(23,824)	—
Due to other subsidiaries	3,512	186	14,551	—	(18,249)	—
Due to WFOEs	189	196,928	—	4,946	(202,063)	—
Due to VIEs	24,876	—	16,676	1,971	(43,523)	—
Other current liabilities	350	76,977	976	292	—	78,595
Deficit of investments in subs	12,361	—	—	78,690	(91,051)	—
Other non-current liabilities	—	3,631	—	—	—	3,631
Total liabilities	41,288	278,659	32,203	108,786	(378,710)	82,226
Total AirNet Technology Inc.’s shareholders’ equity	10,927	(187,146)	203,585	(77,779)	61,340	10,927
Non-controlling interests	—	(32,933)	—	—	—	(32,933)
Total liabilities and equity	52,215	58,580	235,788	31,007	(317,370)	60,220

Selected consolidated statements of cash flows data

	Year ended December 31, 2022
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Net cash provided by (used in) operating activities	—	1,729	1	(323)	(655)	752
Net cash used in investing activities	—	—	—	—	—	—
Net cash provided by financing activities	—	1,212	—	—	—	1,212

	Year ended December 31, 2023
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Net cash (used in) provided by operating activities	—	(1,514)	(7)	(179)	(117)	(1,817)
Net cash used in investing activities	—	—	—	—	—	—
Net cash used in financing activities	—	(1,222)	—	—	—	(1,222)

	Year ended December 31, 2024
		Consolidated
		affiliated entities		Other consolidated	Inter-company	Group
	Parent	(VIEs)	WFOEs	entities	elimination	consolidated
	(US$ in thousands)
Net cash (used in) provided by operating activities	(5,700)	32,737	—	—	(4,316)	22,721
Net cash used in investing activities	—	(29,223)	—	—	—	(29,223)
Net cash provided by financing activities	5,700	455	—	—	—	6,155

Recent Share Issuances

In March 2024, we entered into certain advisory agreements with two individuals (LIN Qiaoli and CAI Tianyu) to engage them for business development services for a term of two years, for which 600,000 ordinary shares were issued to each of them as compensation in April 2024.

In April 2024, we completed a private placement of 3,372,788 ordinary shares for an aggregate subscription amount of US$5.7 million with certain investors.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information — D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

THE OFFERING

The Selling Shareholders may from time to time, offer and sell any or all of their Ordinary Shares covered by this prospectus in one or more offerings. The Ordinary Shares offered under this prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this prospectus is a part effective until such time as all of the Ordinary Shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any securities offered pursuant to this prospectus by any Selling Shareholders. The Selling Shareholders will receive all of the proceeds from the sale of the Shares under the secondary offering of this prospectus. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

DIVIDEND POLICY

We do not currently have any plans to pay any cash dividends in the foreseeable future on our shares being sold in this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Our Board of Directors has discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

DESCRIPTION OF SHARE CAPITAL

Information relating to our share capital and certain provisions of our Second Amended and Restated Memorandum and Articles of Association is incorporated by reference from our 2024 Annual Report, under the caption “Item 10, Additional Information—B. Memorandum and Articles of Association.” Such information does not purport to be complete and is qualified in its entirety by the provisions of our Second Amended and Restated Memorandum and Articles of Association, and applicable provisions of the laws of the Cayman Islands. See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Second Amended and Restated Memorandum and Articles of Association, which have been filed with and are publicly available from the SEC.

SELLING SHAREHOLDERS

This prospectus covers the public resale of the Shares owned by the selling shareholders named below. Such selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them. The selling shareholders, however, make no representations that the Shares will be offered for sale. The tables below present information regarding the selling shareholders and the Shares that each such selling shareholder may offer and sell from time to time under this prospectus.

Unless otherwise indicated, all information with respect to ownership of our Shares of the selling shareholders has been furnished by or on behalf of the selling shareholders and is as of June 23, 2025. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the tables below, the selling shareholders have sole voting and dispositive power with respect to the Shares reported as beneficially owned by them. Because the selling shareholders identified in the tables may sell some or all of the Shares owned by them which are included in this prospectus, and because, except as set forth herein, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred, or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the Shares owned beneficially by them that are covered by this prospectus, but will not sell any other Ordinary Shares that they presently own. However, we are not aware of any agreements, arrangements, or understandings with respect to the sale of any of the Shares by any of the selling shareholders. Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

The selling shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the Shares offered by this prospectus, and any profits realized, or commissions received may be deemed underwriting compensation. Additional selling shareholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the tables above by prospectus supplement or post-effective amendment. Transferees, successors, and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the tables above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors, and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its Shares from holders named in this prospectus after the effective date of this prospectus.

The following table sets forth:

●	the name of each selling shareholder holding Shares;

●	the number of Shares beneficially owned by each selling shareholder prior to the sale of the Shares covered by this prospectus;

●	the number of Shares that may be offered by each selling shareholder pursuant to this prospectus;

●	the number of Shares to be beneficially owned by each selling shareholder following the sale of the Shares covered by this prospectus; and

●	the percentage of our issued and outstanding Shares to be owned by each selling shareholder before and after the sale of the Shares covered by this prospectus.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	% of Outstanding Shares Beneficially Owned After Sale of Shares
HOU BOWEN (1)	1,400,000	1,400,000	0	*
ZHAI SIJIA(2)	1,400,000	1,400,000	0	*
MEI LUYAO(3)	1,400,000	1,400,000	0	*
TARI WENCY(4)	1,400,000	1,400,000	0	*
WONG YAT CHUN(5)	1,400,000	1,400,000	0	*
LAU CHUN WAI(6)	1,426,000	1,426,000	0	*
TO LONGYIN(7)	1,426,000	1,426,000	0	*
LU CHUNLIN(8)	1,426,000	1,426,000	0	*
MAK KA WING KELVIN(9)	1,426,000	1,426,000	0	*
KWOK SIN TING SAVIN(10)	1,426,000	1,426,000	0	*
LIU FENG(11)	1,425,600	1,425,600	0	*

*	Less than 1%

(1)	HOU BOWEN received 1,400,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(2)	ZHAI SIJIA received 1,400,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(3)	MEI LUYAO received 1,400,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(4)	TARI WENCY received 1,400,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(5)	WONG YAT CHUN received 1,400,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(6)	LAU CHUN WAI received 1,426,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(7)	TO LONGYIN received 1,426,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(8)	LU CHUNLIN received 1,426,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(9)	MAK KA WING KELVIN received 1,426,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(10)	KWOK SIN TING SAVIN received 1,426,000 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

(11)	LIU FENG received 1,425,600 Ordinary Shares pursuant to securities purchase agreement dated as of February 19, 2025, by and among the Company and the purchasers signatory thereto.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such Shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Shares in the course of hedging the positions they assume. The selling shareholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Shares offered by them will be the purchase price of such Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from the resale of the Shares.

The selling shareholders also may resell all or a portion of their Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Ordinary Shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Ordinary Shares offered by this prospectus.

EXPENSES

We estimate the fees and expenses to be incurred by us in connection with the resale of the ordinary shares in this offering, other than underwriting discounts and commissions, to be as follows:

SEC registration fee		$955.60
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous expenses	$	*
Total		$955.60

*	All amounts are estimated except the SEC registration fee.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in the 2024 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2024.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters arising under the United States federal securities laws. The validity of the shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. The validity of the shares offered in this offering and legal matters as to PRC law will be passed upon for us by Beijing DOCVIT Law Firm.

EXPERTS

The consolidated financial statements of the Company for the year ended December 31, 2024, appearing in our 2024 Annual Report have been audited by Assentsure PAC, an independent registered public accounting firm, as set forth in the report thereon included therein and incorporated herein by reference in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of the Company for the year ended December 31, 2023 and December 31, 2022, appearing in our 2024 Annual Report have been audited by Audit Alliance LLP, an independent registered public accounting firm, as set forth in the report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at http://ir.airnetgroup.cn. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on May 2, 2025 (the “2024 Annual Report”);

(2)	the Company’s Report on Form 6-K filed with the SEC on June 20, 2025;

(3)	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-33765) filed with the Commission on October 24, 2007, including any amendment and report subsequently filed for the purpose of updating that description; and

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at Suite 301, No. 26 Dongzhimenwai Street, Chaoyang District, Beijing 100027, The People’s Republic of China , Attention: Dan Shao, +86-10 8450-8818.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We were incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located outside of the United States. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to Maples and Calder (Hong Kong) LLP, our local Cayman Islands’ counsel, there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and the United States governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Prospectus

15,555,600 Ordinary Shares,

offered by the Selling Shareholders

of

AirNet Technology Inc.

PROSPECTUS

___, 2025

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A requires us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities, and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit	Title
1.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 of our Current Report on Form 6-K, filed with the SEC on February 19, 2025)
4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-3 (File No. 333-279318), filed with the SEC on May 10, 2024)
5.1**	Opinion of Maples and Calder (Hong Kong) LLP
23.1*	Consent of Audit Alliance LLP
23.2*	Consent of Assentsure PAC
23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included as part of the signature page of this Registration Statement)
107**	Calculation of Filing Fee Table

*	Filed herewith.
**	Previously filed.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information otherwise required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that a post-effective amendment need not be filed to include financial statements and information otherwise required by Section 10(a)(3) of the Act or §210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Beijing, China on June 23, 2025.

AirNet Technology Inc.

By:	/s/ Dan Shao
Dan Shao
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Louis Luo as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof .Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Dan Shao	Chief Executive Officer	June 23, 2025
Dan Shao	(principal executive officer)

/s/ Man Guo	Chairman of the Board and Interim Chief Financial Officer	June 23, 2025
Man Guo	(principal financial officer and principal accounting officer)

/s/ Qing Xu	Executive President	June 23, 2025
Qing Xu

/s/ Songzuo Xiang	Independent Director	June 23, 2025
Songzuo Xiang

/s/ Chunhua Tian	Independent Director	June 23, 2025
Chunhua Tian

/s/ Hao Huang	Independent Director	June 23, 2025
Hao Huang

/s/ Baozhen Guo	Director	June 23, 2025
Baozhen Guo

By:	/s/ Dan Shao
Name:	Dan Shao
Attorney-in-fact

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